Exhibit (l)(2)

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July 13, 2017

Eagle Point Credit Company Inc.

20 Horseneck Lane

Greenwich, CT 06830

Re:       Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Eagle Point Credit Company Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form N-2 (File Nos. 333-218611 and 811-22974) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 8, 2017 under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and as subsequently amended on June 30, 2017 and on or about the date hereof (the “Registration Statement”), relating to the proposed issuance by the Company of (i) shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company with an aggregate offering price of up to $50,000,000 and (ii) up to 1,000,000 shares of 7.75% Series B Term Preferred Stock due 2026, par value $0.001 per share (the “Preferred Stock”), of the Company with an aggregate liquidation preference of $25,000,000 pursuant to an at market issuance sales agreement substantially in the form filed as Exhibit (h)(3) to the Registration Statement (the “Sales Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act, and no opinion is expressed herein as to any matter other than as to the legality of the shares of Common Stock and Preferred Stock.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(i)	the Registration Statement;

(ii)	the Sales Agreement;

(iii)	the Certificate of Incorporation of the Company;

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(iv)	the Certificate of Designation for the Preferred Stock, including the certificates of increase thereof;

(v)	the Second Amended and Restated Bylaws of the Company;

(vi)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date; and

(vii)	resolutions of the board of directors (the “Board of Directors”) of the Company relating to, among other things, the authorization and issuance of the shares of Common Stock and Preferred Stock.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of natural persons and (ii) the legal power and authority of all persons signing on behalf of the parties to all documents (other than the Company).

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that (1) when (i) the Sales Agreement has been duly executed and delivered by the parties thereto and (ii) the shares of Common Stock are (a) issued and delivered against receipt by the Company of payment therefor at a price per share of Common Stock not less than the net asset value per share of the Common Stock as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Sales Agreement and (b) if applicable, countersigned by the transfer agent, the shares of Common Stock will be validly issued, fully paid and nonassessable and (2) when (i) the Sales Agreement has been duly executed and delivered by the parties thereto and (ii) the shares of Preferred Stock are (a) issued and delivered against receipt by the Company of payment therefor of such lawful consideration as the Board of Directors may lawfully determine and at a price per share of Preferred Stock not less than the par value per share of the Preferred Stock as contemplated by the Registration Statement and the prospectus contained therein and in accordance with the terms of the Sales Agreement and (b) if applicable, countersigned by the transfer agent, the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

The opinions expressed herein is limited to the General Corporation Law of the State of Delaware and judicial interpretations thereof. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP